EXHIBIT 10.8

AMENDED AND RESTATED
VIEWPOINT BANK
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Section I - General

1.1	The ViewPoint Bank Supplemental Executive Retirement Plan is effective as of November 10, 2005, and constitutes an amendment and restatement of the Community Mutual Supplemental Executive Retirement Plan that was executed March 30, 2001, and effective January 1, 2001, and amended and restated as of November 10, 2005.

1.2	The purpose of the Plan is to retain the services of the Chief Executive Officer by providing supplemental retirement benefits and permitting him to defer compensation and to protect the interests of Community Mutual through a covenant not to compete.

1.3	This Plan is created and maintained for the Chief Executive Officer and his Beneficiaries (as defined herein), and is intended for their exclusive benefit as a Plan which is a nonqualified deferred compensation plan for purposes of the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.

1.4	The Plan is a continuation of a plan previously known as the Community Credit Union Supplemental Executive Retirement Plan. The Plan was originally adopted by Community Credit Union as an ineligible deferred compensation plan within the meaning of Section 457(f) of the Code. In connection with the conversion of Community Credit Union to a federally chartered mutual savings bank known as ViewPoint Bank, the Employer now desires to continue the Plan upon the amended and restated terms and conditions stated herein.

1.5	This Plan is not intended to constitute an employment agreement nor modify the terms of any employment agreement between the Employer and the Chief Executive Officer.

Section II - Definitions

The following definitions shall apply to this Plan:

2.1	"Account" shall mean a separate unfunded account, established for (i) the Participant's deferrals made pursuant to Section 4.1 and the earnings credit allocable thereto as determined under Section VI (referred to herein as the "Participant Deferral Account"), and (ii) Employer contributions for the Participant made pursuant to Section 4.4 and the earnings credit allocable thereto as determined under Section VI (referred to herein as the "Employer Contribution Account"). The term "Accounts" shall refer to the aggregation of the Participant Deferral Account and the Employer Contribution Account of a Participant. The existence of an account or bookkeeping entries for a Participant (or his Beneficiary) does not create, suggest or imply that a Participant, Beneficiary, or other person claiming through them under this Plan, has a beneficial interest in any asset of the Employer.

Next Page

2.2	"Administrative Committee" shall mean the Executive Committee of the Employer elected by the Board.

2.3	"Board" shall mean the Board of Directors of the Employer.

2.4	"Beneficiary or Beneficiaries" shall mean those Beneficiaries and contingent Beneficiaries designated from time to time by a Participant to receive death benefits under the Plan pursuant to Section IX, or, if no such Beneficiary or Beneficiaries are designated, the estate of the Participant. The Participant may change his specified Beneficiaries at any time by filing a new Beneficiary designation in writing with the Administrative Committee.

2.5	"Change in Control" The term "Change in Control", except as otherwise provided herein, means any of the following events:

(a) any third person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the beneficial owner of shares of the Employer or ViewPoint Financial Group (the "Company") with respect to which 25% or more of the total number of votes for the election of the Board or the Board of Directors of the Company may be cast;

(b) as a result of, or in connection with, any cash tender offer, merger or other business combination, sale of assets or contested election, or combination of the foregoing, the persons who were directors of the Bank or the Company shall cease to constitute a majority of the Board or the Board of Directors of the Company, respectively; or

(c) the stockholders of the Company approve an agreement providing either for a transaction in which the Company will cease to be an independent publicly owned corporation or for a sale or other disposition of all or substantially all the assets of the Company.

2.6	"Code" shall mean the Internal Revenue Code of 1986, as amended.

2.7	"Compensation" shall mean the cash compensation payable to the Participant by the Employer and performance-based compensation and any incentive or variable compensation that is not performance based. Compensation shall be determined before giving effect to the Participant contribution and other compensation reduction amounts that are not includible in the Participant's gross income under Sections 125, 401(k), 402(h) or 403(b) of the Code.

2.8	"Employer" shall mean ViewPoint Bank, a federal savings bank.

2.9	"Participant" shall mean the Chief Executive Officer of the Employer who has been selected by the Board to participate in the Plan. The Participant shall remain a Participant so long as he has an Account balance under the Plan. No other employees of the Employer shall be permitted to participate in the Plan.

Next Page

2.10	"Plan" shall mean the ViewPoint Bank Supplemental Executive Retirement Plan as set forth herein and as amended from time to time.

2.11	"Section 409A" shall mean Section 409A of the Code and any regulations or guidance of general applicability thereunder.

2.12	"Separation From Service" shall mean the Participant's termination of active employment with the Employer, whether voluntary or involuntary, other than on account of death or leave of absence. If the definition of separation of service under Section 409A is more restrictive than the definition of Separation From Service in the preceding sentence, then the definition under Section 409A shall apply to the extent necessary to cause the Plan to comply with Section 409A.

Section III - Eligibility

The sole Participant in the Plan shall be the Chief Executive Officer of the Employer who is in office on the Effective Date of the Plan.

Section IV - Plan Contributions

4.1	Deferrals. The Participant may elect, under the terms and conditions of the Plan, to defer all or a portion of his Compensation. Such election shall be made by written notice in the manner specified by the Employer and shall be irrevocable for the calendar year once made.

4.2	Deferral Election. An annual election to defer Compensation for a calendar year shall be made on or before December 15th in the calendar year immediately preceding the year in which such Compensation would have been payable. In the event a Participant may elect to defer all or a portion of performance-based compensation (within the meaning of Section 409A) based on services performed over a period of at least 12 months, such election shall be irrevocable and shall be made no later than 6 months before the end of the performance-based compensation service period.

4.3	Deductions. The Employer may deduct from any deferred amount all such amounts as it may be required by law to deduct for tax withholding and any voluntary deductions that the Participant may have elected.

4.4	Employer Contribution. The Employer will make annual Employer contributions for the Participant equal to 7.0% of the Participant's Compensation at such times as stated below. The Employer contribution for each year shall be made in quarterly installments at the end of each calendar quarter during the year and will be credited to the Participant's Account as of the end of the quarter. The Employer contribution relative to any incentive compensation shall be credited to the Participant's Account as of the date the incentive compensation is paid. An initial Employer contribution in the amount of $600,000 was made effective January 1, 2001. A supplemental contribution in the amount of $21,101 was made effective January 1, 2004. These contributions shall be credited to the Participant's Employer Contribution Account.

Next Page

4.5	Classification of Certain Contributions; Special Determination of Account Balance Values. The Participant has contributed the aggregate amount of $120,000 to the Plan, to offset the Employer's contributions to the Plan. This $120,000 amount shall be treated as a Participant deferral made pursuant to Section 4.1. To determine that portion of the Plan assets that comprises the Participant Deferral Account (which is fully vested pursuant to Section 7.2 hereof), a determination of the share of Plan earnings attributable to the Participant deferrals is necessary. For ease of administration, the Participant and the Employer agree that for all Plan purposes, the value of the Participant Deferral Account as of June 30, 2005, shall be deemed to be $166,500, and the balance of the Plan assets as of June 30, 2005, shall be deemed to be the value of the Employer Contribution Account.

Section V - Payments

5.1	Immediate Payment. Upon a Change in Control prior to the Participant's Separation From Service, the Participant's Employer Contribution Account shall become fully vested and nonforfeitable to the extent not previously vested, and there shall be an immediate payment of the Participant's Accounts to the Participant if such Change in Control event meets the requirements of Section 409A(a)(2)(v) of the Code. Otherwise payment of the Participant's Accounts shall be made as set forth below in Section 5.2.

5.2	Payment of Account Balances. Except as provided in Section 5.1 above, the vested portion of the Participant's Employer Contribution Account and the Participant Deferral Account shall be paid beginning as of the first day of the month coinciding with or next following the period that ends 30 days following the date of the Participant's Separation From Service with the Employer. One-third of the Participant's vested Employer Contribution Account balance will be paid at that time with additional equivalent payments made on the 9 month and 18 month anniversaries of the first payment, if the noncompetition requirements contained in Section 7.3 have not been breached. Payment of the Participant Deferral Account, which at all times shall be fully vested and nonforfeitable, shall be paid in three installments on the dates set forth in the preceding sentence, whether or not the noncompete requirements of Section 7.3 have been satisfied. The Participant may not change the time or form of any payment permitted under the terms of the Plan. Investment earnings (as determined under Section VI), will continue to be credited on the unpaid balances. Notwithstanding any provision of this Section 5.2 to the contrary, no payment shall be made before the date that is 6 months after the date of the Participant's Separation From Service (or if earlier, the date of death of the Participant) if the Participant is a key employee (as defined in Section 416(i) of the Code (determined without regard to paragraph (5) thereof)) of the Employer, and the Employer's stock is publicly traded on an established securities market or otherwise.

5.3	Loans Not Permitted. A Participant may not request nor receive a loan of his Account from the Employer.

Next Page

5.4	Other In-Service Payments Prohibited. The Participant shall not receive a payment of any portion of his Account except as set forth in the Plan and then only to the extent such payment satisfies the requirements of Section 409A. The Employer shall not accelerate the time or form of any payment to the Participant except to the extent allowed by Section 409A.

Section VI - Earnings Credit

Investment earnings shall be allocated based on the time-weighted contributions to the Accounts of the Participant based on the rate of return of the notional investment options selected by the Participant. The Employer shall be not be obligated to invest any assets for purposes of satisfying any obligations pursuant to the Plan in accordance with any notional investment option selected by the Participant.

Section VII - Vesting

7.1	Employer Contribution Account. Subject to compliance with the noncompete requirements of Section 7.3, and except as otherwise provided in this Section 7.1, the extent to which the Participant shall be vested in his Employer Contribution Account shall be determined by the date of his Separation From Service, as follows:

Date of Separation From Service	Vesting Percentage
Prior to January 1, 2006	0%
During 2006	50%
During 2007	60%
During 2008	70%
During 2009	80%
During 2010	90%
On or after January 1, 2011	100%

If a Participant is not 100% vested as a result of satisfying the criteria above, the Participant shall be 100% vested and have a nonforfeitable right to his Employer Contribution Account upon the earliest of:

(i)	death of the Participant while employed by the Employer;

(ii)	"Disability" of the Participant while employed by the Employer. Disability shall mean that the Participant becomes (A) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (B) by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Employer;

Next Page

(iii)	involuntary termination of the Participant's employment by the Employer other than termination on account of gross insubordination, gross misconduct, gross incompetence, or the commission of an offense involving moral turpitude under federal, state or local law or ordinances, such involuntary termination to include termination by reason of the Participant's resignation following the events listed in clauses (i) through (iv) in the second paragraph of Section 13.2 of the Employment Agreement between the Participant and the Employer.

(iv)	the Participant's attainment of age 63 prior to his Separation From Service; or

(v)	termination of the Plan by the Employer as provided in Section 11.1, prior to the Participant's Separation From Service.

7.2	Voluntary Participant Deferrals. The Participant shall be 100% vested and have a nonforfeitable right at all times to the amount credited to his Participant Deferral Account.

7.3	Noncompete Requirements. If the Participant's Separation From Service occurs after the Participant satisfies the conditions of Section 7.1 and the Participant then breaches the covenant not to compete set forth in his Employment Agreement, then, as liquidated damages, no further payments from the balance credited to the Participant's Employer Contribution Account shall be due or payable to the Participant pursuant to this Plan, and such amount shall be forfeited.

Section VIII - Rights and Forfeitures

8.1	Unfunded Plan. This Plan will be unfunded. Any Compensation deferred under this Plan, and the Accounts of the Participant hereunder, shall continue for all purposes to be a part of the general funds of the Employer. To the extent that the Participant acquires a right to receive payments from the Plan, such right shall be no greater than the right of any unsecured general creditor of the Employer.

8.2	Assignment. No right or interest of the Participant in any Account or in the Plan shall, prior to actual payment to such Participant, be assignable or transferable in whole or in part, either voluntarily or by operation of law or otherwise, be subject to payment of debts of any Participant by execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner.

Section IX - Death of Participant

On the death of Participant, the then remaining balances in the Participant's Accounts shall be paid to the Participant's beneficiaries in a lump sum as soon as administratively feasible, to the extent permitted by Section 409A.

Next Page

Section X - Financial Hardship

10.1	Hardship Payments. A Participant shall not be entitled to payment of any portion of his Accounts except as provided in Section 5; provided that, in cases of "unforeseeable emergency," the Administrative Committee may authorize a hardship payment, in the amount permitted by Section 10.3, but in the case of a distribution from the Participant's Employer Contribution Account, such amount shall not exceed the then-vested balance of such Account.

10.2	Unforeseeable Emergency. For purposes of this Section X, the term "unforeseeable emergency" shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant's spouse, or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

10.3	Limit on Hardship Payment. The amounts payable with respect to an unforeseeable emergency may not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the payment, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant's assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

Section XI - Administration

11.1	Amendment or Suspension. The Employer may, from time to time, amend or suspend any or all of the provisions of the Plan. The Employer may at any time terminate the Plan. If the Plan is terminated, the Participant's Accounts shall continue to be credited with earnings under Section VI, and shall be paid at such time and in such manner as provided in Section 5.2 above. The Employer shall not amend the Plan in any way that would adversely affect the Participant without the Participant's written consent thereto. The ability of the Employer to amend or terminate the Plan shall be subject to Section 409A.

11.2	Plan Administration. The Board elects an Executive Committee which shall serve as the Administrative Committee, which shall have power to construe the Plan, prescribe rules and regulations relating to the Plan, and make all other determinations necessary or advisable for the administration of the Plan. The Administrative Committee may correct any defect or supply an omission or reconcile any inconsistency on the Plan in the manner and to the extent it deems expedient. The Participant shall not serve as a member of the Administrative Committee.

11.3	Expenses. All expenses and costs incurred in connection with the administration and operation of the Plan shall be borne by the Employer.

Next Page

11.4	Headings. The headings of sections and subsections herein are included solely for convenience of reference and do not affect the meaning of any of the provisions of the Plan.

11.5	Governing Law. The Plan and all rights and obligations hereunder shall be construed in accordance with and governed by the laws of the State of Texas. It is the intention of the Employer for the Plan to be written and operated in compliance with the requirements of Section 409A, and any determination by the Employer or Administrative Committee shall be resolved in favor of such status.

              EXECUTED on this _______ day of _____________, 2006, but effective as stated above.

VIEWPOINT BANK By ________________________________ Its ________________________________

End.